34. CONSULTING AGREEMENT made and entered into as of the 5th day of March, 2013, by and among UNIQUE UNDERWRITERS, INC., a Texas corporation, R. Simpson & Associates, Inc. and RALPH SIMPSON.

EXHIBIT 34

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of the 5th day of March, 2013, by and among UNIQUE UNDERWRITERS, INC., a Texas corporation (the “Company”), R. Simpson & Associates, Inc. (the “Consulting Firm”) and RALPH SIMPSON (the “Consultant”).

WITNESSETH:

WHEREAS, the Company is engaged in business, among other things, of selling insurance products, through an agent network;

WHEREAS, the Consultant is employed by the Consulting Firm;

WHEREAS, the Company and the Consulting Firm desire to enter into the Agreement, pursuant to which Consultant will be hired by Company; and

WHEREAS, these recitals are incorporated in and made a part of this Agreement for all purposes;

NOW, THEREFORE, for and in consideration of the premises, mutual promises, obligations and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

TERM OF CONSULTING

The Company hereby contracts with the Consulting Firm, and Consultant hereby accepts a consulting position with Company, for a period commencing on the date hereof (the “commencement date”), and continuing until terminated as provided in this Agreement.

ARTICLE II

DUTIES OF CONSULTANT

2.1 General Duties of Consultant. Consultant is hereby hired as the Chairman and COO of the Company. Consultant shall have general and active day to day management of the business of Company and shall see that all orders and resolutions of the board of directors are carried into effect. Consultant shall be responsible for development of business strategies, policies, and marketing programs for all of Company’s insurance divisions and for establishing strategic plans, short and long range goals, measurable objectives and time frames for implementing such plans. Consultant shall execute bonds, notes, documents, mortgages and any other contracts on behalf of Company except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

2.2 Adherence to Rules. Consultant shall adhere to and obey all rules, regulations and policies as may be adopted governing the conduct of Consultants of Company. Consultant also agrees to abide by all rules and regulations imposed by any governing authority having jurisdiction over Company’s business operations and applicable to Consultant in the course of his hiring by Company.

2.3 Engagement in Other Work. During the term of this Agreement, Consultant shall devote substantially his entire productive time, ability and attention to the business operations of Company. Consultant shall not, without the consent of Company, directly or indirectly, alone or as a partner, officer, director, stockholder, or consultant of any other person, entity, association, agency, organization or institution be engaged in any other profession or business which would necessitate Consultant’s giving any portion of his time and effort to such activity as deemed significant by Company. Furthermore, during the term of this Agreement, and for a period of thirty-six (36) months thereafter, Consultant shall not circumvent Company financially, or in any other way, or to a client of Company pursuant to this Agreement.

(1)

ARTICLE III

COMPENSATION

3.1 Compensation. As total compensation for Consultant’s services rendered hereunder, the Consulting Firm shall be entitled to receive from Company the following:

a.	annual compensation of $130,000.00, payable to the Consulting Firm on a weekly basis;

b.	an amount equal to 5% of Total Monthly Revenue received by the Company, determined on a cash basis during each calendar month within the Company’s fiscal year, provided and on the condition that this Agreement is not terminated by the Company pursuant to Article IV hereof. “Total Monthly Revenue” shall be defined herein the total revenue received by the Company during each calendar month within the Company’s fiscal year from all sources, including but not limited to, insurance commissions, leads and sales of membership packages. All payments due under this Section 3.1b shall be paid within seven calendar (7) days after determination of the Total Monthly Revenue by the Company;

c.	compensation payable to the Consulting Firm hereunder shall not be subject to withholding for federal and state income taxes, social security payments and similar deductions, all of which shall be Consultant's sole responsibility; provided, however Consultant may request that the Company make such deductions on Consultant's behalf so long as this arrangement shall not create any employer-employee relationship between the Company and the Consulting Firm; and

d.

the Consulting Firm expressly acknowledges that Consultant is retained by the Company as an independent contractor and not an employee of the Company. Therefore, Consultant shall not be subject to or entitled to participate in any programs or benefits provided to employees of the Company, within the meaning of the Workers' Compensation Act of the State of Texas, the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, and the income tax withholding provision of the Internal Revenue Code of 1954, as amended.

(2)

ARTICLE IV

TERMINATION OF AGREEMENT

4.1 Events Causing Termination. This Agreement shall immediately terminate, without liability to Company, upon the occurrence of any one of the following events:

a. Consultant’s death;

b. Consultant’s permanent disability as determined by the Company;

c.	Consultant is convicted by a court of competent jurisdiction of fraud, misappropriation, embezzlement, dishonesty, or other similar act; or

d.	if the Consulting Firm should voluntarily terminate the Agreement.

4.2 Effect of Termination:

4.2.1 Benefits Generally. If the Agreement shall be terminated then any rights that Consultant may have to any stock options, warrants, right to receive shares or similar rights to receive stock in the Company shall become immediately null and void and of no further force and effect.

4.2.2 Books and Records. Upon termination of this Agreement, all books, records, journals, diaries, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items or personal and regular files concerning Company, Company’s business operations and the hiring of the Consulting Firm by the Company (collectively, the “Books and Records”) shall belong to and remain the property of the Company. Consultant agrees that at the time of the termination of this Agreement he shall deliver the Books and Records to the Company (and will not keep in his possession, recreate or deliver the Books and Records to anyone else). Consultant further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

4.3 Survival of Remedies. No termination of this Agreement shall prejudice any other remedy that Company may be entitled to, either at law, in equity, or under this Agreement.

(3)

ARTICLE V

RESTRICTIVE COVENANTS

5.1 Restrictive Covenant. In consideration of the specialized training provided and to be provided by Company to Consultant, during Consultant’s term of hiring with Company, with respect to the insurance business, the Consulting Firm and Consultant both agree that, for a period of thirty six (36) months following the termination of his hiring by Company pursuant to the Agreement, the Consulting Firm and Consultant shall not (i) perform services in any manner of the kind performed for Company hereunder for any person entity, association, agency, organization or institution that is a competitor of Company and is located or doing business in the State of Texas, or (ii) perform services in a manner of the kind performed for Company hereunder for any person, entity, association, agency, organization or institution that is a competitor of Company and that had a material contract or arrangement with Company for services during Consultant’s term of hiring. For purposes of this Section 5.1, a person, entity, association, agency, organization or institution will constitute a competitor of Company if he, she or it is, or his, her or its business is reasonably characterized as being similar to Company’s business.

It is understood and agreed that the covenants contained in this Section 5.1 are reasonable as to time, area, and scope and do not impose a greater restraint on Consultant in light of the Consultant’s activities on behalf of Company and the business of Company and its future plans on the date of execution of the Agreement. The Consulting Firm and Consultant further agree that the covenants and agreements contained in this Section 5.1 are supported by the independent valuable consideration of the inducement for the Company to retain the services of the Consulting Firm and the Consultant.

5.2 Confidential Information: Intellectual Property.

The Consulting Firm and Consultant acknowledge that Consultant will have access to various confidential or proprietary information concerning Company of a special and unique value, which information may include, without limitation, (i) books and records relating to operations, financial condition, sales, personnel, payroll and management, (ii) policies and matters relating to the operations of Company; (iii) various trade or business secrets, including business strategies, insurance policies and products, plans and programs, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like, and (iv) selling techniques, operations information, sales information, distribution information, customer and prospect lists, customer needs, marketing concepts, and methods and techniques in conducting Company’s business operations and similar materials (all such information concerning Company being hereinafter collectively referred to as the “Protected Information”). The Consulting Firm and Consultant further recognize, acknowledge and agree that all aspects of Company’s business operations are, and shall remain, as between Company and Consultant, Company’s exclusive property and are special and unique.

The Consulting Firm and Consultant shall not following the termination of this Agreement, knowingly make any independent use of or disclose to any other person or organization any of the Protected Information.

The Consulting Firm and Consultant shall promptly disclose to Company any and all strategies, policies, plans, programs and systems, marketing concepts and other ideas and improvements to Company’s business operations, whether or not capable of being protected under any intellectual property law or common law concepts, which are conceived or made by Consultant, solely or jointly with another person, during the period of this Agreement and the Consulting Firm and the Consultant hereby assign and agree to assign all of their interests therein to Company or to Company’s designee. The Consulting Firm and Consultant shall execute any and all applications, assignments or other instruments which Company shall deem necessary to protect Company’s interest therein.

5.3 Solicitation of Consultants, Consultants and Other Parties. The Consulting Firm and Consultant agree that during the term of the Agreement, and for a period thirty six (36) months following his termination by Company pursuant to the Agreement, the Consulting Firm and Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away, hire, or otherwise engage the services of such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for themselves or for any other person or entity. Furthermore, for a period of thirty six (36) months following the termination of the Agreement, the Consulting Firm and Consultant shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to them, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of the termination of the Agreement.

5.4 Remedies. In the event of a breach or threatened breach by the Consulting Firm or Consultant of the provisions of the Agreement, the Company, the Consulting Firm and the Consultant agree that Company will be irreparably harmed thereby and that Company shall be entitled to injunctive relief restraining or enjoining the Consulting Firm and the Consultant from competing with Company, or from using or disclosing, in whole or in part, the Protected Information, and/or the Books and Records, all as set forth in this Agreement. Nothing herein shall prohibit Company from pursing any other remedy available to it for such breach or threatened breach, including the recovery of damages and attorney’s fees from the Consulting Firm and/or the Consultant.

5.5 Survival of Remedies. The covenants and agreements contained in this Article V shall survive the termination of this Agreement.

(4)

ARTICLE VI

GENERAL PROVISIONS

6.1 Notice. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail if sent certified, postage prepaid, with return receipt requested. Mailed notices shall be deemed given when mailed and shall be addressed to the parties at the following addresses:

If to Company: Unique Underwriters, Inc.

13601 Preston Road, Suite 317 Tower East

Dallas, Texas 75240

Attn: President

If to Consulting Firm: R. SIMPSON & ASSOCIATES

5650 Colleyville Blvd.

Colleyville, TX 76034

If to Consultant: RALPH SIMPSON

5650 Colleyville Blvd.

Colleyville, TX 76034

6.2 Inclusion of Entire Agreement Herein. The Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the hiring of the Consulting Firm and the Consultant by Company and contains all of the covenants and agreements between the parties with respect to such hiring in any manner whatsoever.

6.3 Successors and Assigns. The Agreement shall inure to the benefit of Company, its successors and assigns. The Consulting Firm and the Consultant may not assign their obligations under this Agreement or assign or otherwise convey any of their rights hereunder, nor subcontract or otherwise delegate any of their obligations hereunder, to any third party. Any attempted or purported assignment, conveyance, subcontract, or delegation shall be void and a material breach of the Agreement.

6.4 Representation and Warranty. The Consulting Firm and the Consultant represent and warrant that the Consulting Firm and the Consultant have not previously assumed any obligations inconsistent with those of this Agreement or which would prevent or inhibit their performance of their duties pursuant to this Agreement.

6.5 Waiver. The waiver by any party of a default or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent default or breach. No waiver shall be binding unless reduced to a writing signed by the party against whom the waiver is sought to be enforced.

6.6 Governing Law; Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States applicable to transactions in the state of Texas. Any action or proceeding brought to enforce or interpret the provisions of the Agreement shall be brought in the courts for the Northern District of Texas (if subject to the jurisdiction of the federal courts) or the County of Dallas, State of Texas (if not subject to the jurisdiction of the federal courts). Each of the parties irrevocably submits itself to the jurisdiction and venue of such courts for purposes of any such action. The prevailing party in any legal proceeding between the parties shall be entitled to recover, in addition to any other relief awarded, its costs and expenses incurred in any such proceeding, including, without limitation, its attorneys fees, expert witnesses and court costs.

6.7 Modification. No modification or amendment to this Agreement shall be binding unless consented to in writing by all parties.

6.8 Partial Invalidity. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.9 Counterparts. This Amendment may be executed in two counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

6.10 Survival. The terms and conditions of this Agreement shall survive the termination of the Agreement.

6.11 ADVICE OF COUNSEL. THE CONSULTING FIRM AND THE CONSULTANT ACKNOWLEDGE THAT, IN EXECUTING THE AGREEMENT, THEY HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAVE READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT. THE AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION THEREOF.

EXECUTED as of the date first written above.

UNIQUE UNDERWRITERS, INC.

a Texas corporation

By: /s/Samuel Wolfe

Samuel Wolfe, President & CEO

By: /s/Ralph Simpson

Ralph Simpson, Chairman & COO

CONSULTING FIRM:

R. SIMPSON & ASSOCIATES, INC.,

a Texas corporation

By: /s/Ralph Simpson

Ralph Simpson, President

CONSULTANT:

/s/Ralph Simpson

RALPH SIMPSON

(5)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Unique Underwriters, Inc.
Dated: March 8, 2013	By: /s/ Samuel Wolfe
Samuel Wolfe, President and Chief Executive Officer